EXHIBIT 10.06

AGREEMENT TO EXCHANGE SECURITIES

Effective on the 1st day of February, 2021 the following agreement was reached between Mitesco, Inc, (“the Company”) and four (4) individuals, James Woodburn, Kevin Lee Smith, Michael Howe and Rebecca Hafner-Fogarty, their successors and assignees.

During 2020 the Company previously agreed to issue 4800 shares, in aggregate $120,000 in value, of a newly created Series A Preferred 10% stock inconsideration for the acquisition of all assets, rights and operations related to MyCare, LLC, subsequently renamed “The Good Clinic”. This transaction is detailed in the Form 8k filed with the SEC which can be found at this link: https://www.sec.gov/Archives/edgar/data/802257/000118518520000295/truenat20200310_8 k.htm .

The Company originally intended that similar shares would be issued in conjunction with financing activities of the Company, and that the shares would be registered and made to trade in the open market. Since that time the plans of the Company have changed such that it does not believe the issuance of the Series A Preferred shares, or a successor issuance deemed Series B Preferred stock, will be used as originally intended, or in the near term.

So that the holders of the Series A, or Series B shares , may have a more liquid and valuable investments as originally intended, the Company is offering to exchange those shares, and all accrued dividends and costs related, for shares of the Company’s restricted common stock. Since the Company has recently completed an offering of these shares at a price of $.25, the Company is using that valuation in computing the number of shares to be used in the exchange, and is including additional shares as an accommodation for the inconvenience presented.

By signing below each of the holders agrees to exchange their Series A, or Series B, Preferred shares for restricted common stock as of this date:

1) James Woodburn had 1,200 Preferred shares and will instead receive 150,000 shares of restricted common stock;

2) Kevin Lee Smith had 1,200 Preferred shares and will instead receive 150,000 shares of restricted common stock;

3) Michael Howe had 1,200 Preferred shares and will instead receive 150,000 shares of restricted common stock; and

4) Rebecca Hafner-Fogarty had 1,200 Preferred shares and will instead receive 150,000 shares of restricted common stock;

This exchange is irrevocably, and all parties shall file any documents with the SEC as required to report the holdings, if needed, and the Company shall report the exchange, and its accounting in any of its SEC filings as needed.

Executed this 1st day of February, 2021 by:

James Woodburn ________________________

Kevin Lee Smith ________________________

Michael Howe ________________________

Rebecca Hafner-Fogarty ________________________

And for the Company:

Larry Diamond, CEO ________________________.